Exhibit 99.1

Contact: Cliff Stebe Chief Financial Officer, 636.946.6525

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Announces Fourth Quarter and Full-Year 2015 Results

ST. LOUIS, March 9, 2016 -- LMI Aerospace Inc. (Nasdaq:LMIA) ("LMI" or the "Company") announced its financial results for the fourth quarter and the twelve months ended December 31, 2015.

Highlights

•	Cost savings drove adjusted EBITDA to $10.9 million in the fourth quarter, 7.7 percent higher than the prior-year period

•	Generated strong fourth-quarter operating cash flow of $26.6 million, the result of increased working capital focus

•	Reduced long-term debt by $11.5 million in the fourth quarter of 2015, further deleveraging the balance sheet

•	Awarded new contract with a total expected value of $50 million for additional content on a light business jet program

•	Provided 2016 guidance

Fourth Quarter and Full-Year Results

Net sales increased by $0.6 million to $89.4 million in the fourth quarter of 2015, compared to $88.8 million in the fourth quarter of 2014.  Operating income for the fourth quarter of 2015, excluding $1.1 million of net unfavorable, non-recurring items, was $5.7 million, compared to $4.2 million in the fourth quarter of 2014, excluding the impact of $27.7 million in net unfavorable, non-recurring items, which included a $26.4 million goodwill impairment charge. The Company realized a net loss of $1.2 million, or $0.09 per diluted share, in the fourth quarter of 2015, compared to a net loss of $22.5 million, or $1.76 per diluted share, in the fourth quarter of 2014.

For the full-year 2015, net sales were $375.1 million compared to $387.8 million in 2014.  Operating income in 2015, excluding $2.3 million of net unfavorable, non-recurring items, was $23.1 million, compared to $18.8 million in 2014, excluding the impact of $27.7 million in net unfavorable, non-recurring items. The Company realized a net loss in 2015 of $2.2 million, or $0.17 per diluted share, compared to a net loss in 2014 of $29.0 million, or $2.28 per diluted share.

The following table illustrates the impact of non-recurring items on the Company's operating income for the three and twelve months ended December 31, 2015:

Operating Income Excluding Non-Recurring Items
(Amounts in thousands)

	Three Months Ended	Year Ended
	December 31, 2015	December 31, 2015

Operating income, as reported	$4,541	$20,786
Non-recurring adjustments
Integration expenses	178	526
Restructuring expenses	(45)	2,322
Settlement of indemnification claim	(22)	(3,347)
Loss contract adjustment	1,010	2,763
Accelerated depreciation	—	72
Total non-recurring adjustments	$1,121	$2,336
Net operating income excluding non-recurring adjustments	$5,662	$23,122

"Actions we’ve taken over the past two years to streamline our organization increased operating profit in the fourth quarter and for the full-year of 2015 compared to prior-year periods," said LMI Aerospace Chief Executive Officer Dan Korte. "Our fourth quarter performance was particularly impressive given disciplined efforts in Aerostructures to improve inventory turns by slowing manufacturing, which unfavorably impacted margin, yet yielded a 6 percent reduction in product inventory. In addition, Engineering Services cost reductions announced earlier in the year returned that segment to profitability in the fourth quarter despite lower-than-expected sales. Finally, related to 2015 results, I’m especially proud of the monumental effort shown by our entire organization in generating $25.4 million of free cash flow in the fourth quarter, exceeding expectations and resulting in $16.0 million of free cash flow for the year.

"In 2016, we will continue to focus on securing new wins across the business, optimizing our cost structure and rate readiness on several key programs. We're also committed to strengthening our balance sheet through continued improvement in working capital, and expect in 2016 to reduce our leverage ratio by 0.5 to 4.9. As we look beyond 2016, we expect announced production rates increases on the Boeing 737 platform and our higher content on the 737 MAX to have a significant impact on Aerostructures sales. We anticipate sales on this platform alone to increase by 20-25 percent in 2017 and 50-55 percent in 2018 compared to 2015 revenue of $98 million."

Segment Results

	Q4	Q4	Full-Year	Full-Year
($ millions)	2015	2014	2015	2014

Net sales:
Aerostructures	$77.6	$76.9	$327.2	$326.0
Engineering Services	12.3	12.2	49.1	63.4
Eliminations	(0.5)	(0.3)	(1.2)	(1.6)
Total net sales	$89.4	$88.8	$375.1	$387.8

Income (loss) from operations:
Aerostructures	$3.9	$5.0	$24.0	$18.9
Engineering Services	0.7	(28.4)	(3.1)	(27.7)
Eliminations	(0.1)	—	(0.1)	(0.1)
Total income (loss) from operations	$4.5	$(23.4)	$20.8	$(8.9)

Aerostructures Segment

	Q4		Q4
Net Sales ($ millions)	2015	% of Total	2014	% of Total

Large commercial aircraft	$43.6	56.2%	$39.5	51.4%
Corporate and regional aircraft	19.3	24.9%	17.8	23.1%
Military	8.3	10.7%	12.3	16.0%
Other	6.4	8.2%	7.3	9.5%
Total	$77.6	100.0%	$76.9	100.0%

Net sales of large commercial aircraft products increased 10.4 percent during the fourth quarter of 2015. This increase primarily relates to higher sales on the Boeing 787, Boeing 777 and Bombardier C-Series programs of $2.6 million, $0.5 million and $1.2 million, respectively. These increases were partially offset by a decrease in the delivery of wing modification products of $1.1 million. In the corporate and regional aircraft market, revenue increased $2.5 million and $1.9 million on the Gulfstream G500/600 and G650, respectively, which was partially offset by a decrease on the Gulfstream G450/550 of $2.1 million. Lower sales in the military market were primarily due to decreases of $1.1 million, $1.4 million and $1.0 million on the Black Hawk, Apache and F/A-18 programs, respectively.

The segment generated gross profit of $14.1 million, or 18.1 percent of net sales, in the fourth quarter of 2015 versus $16.4 million, or 21.4 percent of net sales, in the fourth quarter of 2014.  Gross profit margin was unfavorably impacted by $0.9 million in the fourth quarter of 2015, reflecting planned efforts to reduce product inventory, which impacted cost of sales while improving working capital. Gross profit margin in the fourth quarter of 2015 was also unfavorably impacted by product mix and an unfavorable cumulative catch-up adjustment on a Mitsubishi Regional Jet loss contract.

Selling, general and administrative expenses were $10.2 million in the fourth quarter of 2015 versus $11.5 million in the fourth quarter of 2014. The decline in selling, general and administrative expenses was primarily due to lower salary and related expenses of $0.9 million, primarily the result of cost-saving activities, and lower restructuring charges of $0.3 million.

Engineering Services Segment

	Q4		Q4
Net Sales ($ millions)	2015	% of Total	2014	% of Total

Large commercial aircraft	$5.8	47.2%	$6.6	54.1%
Corporate and regional aircraft	2.8	22.8%	1.8	14.8%
Military	3.2	26.0%	3.0	24.6%
Other	0.5	4.0%	0.8	6.5%
Total	$12.3	100.0%	$12.2	100.0%

Engineering Services revenue increased 0.8 percent to $12.3 million in the fourth quarter of 2015 from $12.2 million in the fourth quarter of 2014. Sales to the corporate and regional aircraft market increased $0.5 million on the Nacelle program and sales on large commercial aircraft platforms for Airbus decreased $0.5 million in the fourth quarter of 2015 compared to the prior-year quarter.

Gross profit for the segment was $2.2 million, or 17.9 percent of net sales, for the fourth quarter of 2015, compared to $0.3 million, or 2.6 percent of net sales, for the prior-year quarter. Gross profit was negatively impacted in 2014 by a $0.8 million unfavorable cumulative catch-up adjustment. The remaining improvement in gross profit in 2015 was driven by decreases in direct labor and related expenses.

Selling, general and administrative expenses for the segment decreased to $1.5 million in the fourth quarter of 2015 from $28.7 million in the fourth quarter 2014, primarily due to a goodwill impairment recorded of $26.4 million in 2014. The fourth quarter of 2015 was favorably impacted by a decrease in salaries and related expense of $0.4 million, which are attributable to implemented cost reductions.

Non-Segment

The Company recognized an income tax benefit in the fourth quarter of 2015 of $0.1 million, compared to an income tax benefit of $6.4 million in the fourth quarter of 2014. The Company's $6.4 million income tax benefit in the fourth quarter of 2014 was the result of a decision to carry the 2014 tax loss back to previous years.

The Company generated cash flow from operations of $26.6 million in the fourth quarter of 2015 and funded net capital expenditures of $1.3 million, resulting in positive free cash flow of $25.4 million. During the fourth quarter of 2015, the Company used $11.5 million of free cash flow to reduce long-term debt.

Backlog as of December 31, 2015, increased to $398.3 million, versus $384.3 million as of September 30, 2015.

Outlook for 2016

The company provides the following guidance for 2016 and in comparison to 2015 actual results:

	2016 Guidance	2015 Actual
	$ millions
Sales:
Aerostructures	$315.0 - $325.0	$327.2
Engineering Services	50.0 - 55.0	49.1
Eliminations	—	(1.2)
Net Sales	$365.0 - $380.0	$375.1

Operating profit	$22.0 - $27.0	$20.8

Free cash flow	$10.0 - $15.0	$16.0

Conference Call and Webcast Information

In connection with this release and as previously announced, LMI will hold a conference call today, March 9, 2016, at 9:00 a.m., Central Standard Time. LMI Chief Executive Officer Daniel G. Korte and Chief Financial Officer Clifford C. Stebe, Jr. will host the call. To participate in the call, please dial 866-307-3343 approximately five minutes before the conference call start time. Visit http://ir.lmiaerospace.com/events.cfm to access a link to a live webcast of the call. A recording of the call will be available for a limited time on the Company's website after the call concludes.

About LMI Aerospace

LMI Aerospace Inc. is a leading supplier of structural solutions and engineering services to the commercial, business and regional, and military aerospace markets. Manufacturing more than 40,000 products for a variety of platforms and providing turnkey engineering capabilities to support aircraft lifecycles, LMI offers complete, integrated solutions in aerostructures, engineering and program management. Based in St. Louis, LMI has 22 locations across the United States and in Mexico, the United Kingdom and Sri Lanka. For more information visit: www.lmiaerospace.com.

Cautionary Statements Regarding Forward-Looking Statements

This news release includes forward-looking statements, including statements related to LMI's strategy and outlook for 2016 and beyond, and other statements based on current management expectations, estimates and projections.  Such forward-looking statements are not guarantees and are inherently subject to various risks and uncertainties that could cause actual results and events to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, difficulties implementing the Company's growth strategy, continued decline in demand in the Engineering Services segment, managing leverage resulting from our notes and revolving credit facility, complying with debt covenants with respect to such indebtedness and competitive pressures, as well as those Risk Factors identified in the company's Annual Report on Form 10-K for the year ended December 31, 2014, and in subsequent reports filed, or to be filed, with the Securities and Exchange Commission. The forward-looking statements included in this news release are only made as of the date of this release and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$10,504	$7,927
Trade accounts receivable, net	48,491	58,234
Inventories	114,775	114,279
Prepaid expenses and other current assets	4,147	10,255
Total current assets	177,917	190,695

Property, plant and equipment, net	100,969	99,482
Goodwill	86,784	86,784
Intangible assets, net	46,582	50,940
Other assets	3,728	4,713
Total assets	$415,980	$432,614

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$13,156	$21,755
Accrued expenses	30,015	26,072
Current installments of long-term debt and capital lease obligations	2,362	3,424
Total current liabilities	45,533	51,251

Long-term debt and capital lease obligations, less current installments	247,633	259,645
Other long-term liabilities	4,322	3,289
Deferred income taxes	536	294
Total long-term liabilities	252,491	263,228

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 13,287,688 and 13,089,003 shares at December 31, 2015 and December 31, 2014, respectively	266	262
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—
Additional paid-in capital	97,617	95,460
Accumulated other comprehensive loss	(211)	(170)
Treasury stock, at cost, 39,419 shares at December 31, 2015 and 28,396 shares at December 31, 2014	(418)	(359)
Retained earnings	20,702	22,942
Total shareholders’ equity	117,956	118,135
Total liabilities and shareholders’ equity	$415,980	$432,614

Supplemental Balance Sheet Information:	December 31,	December 31,
	2015	2014
Product inventory	$82,587	$93,371
Capitalized contract costs	32,188	20,908
Total inventories	$114,775	$114,279

 LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Amounts in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Sales and service revenue
Product sales	$76,882	$75,935	$323,611	$321,284
Service revenues	12,556	12,859	51,485	66,533
Net sales	89,438	88,794	375,096	387,817
Cost of sales and service revenue
Cost of product sales	62,399	59,605	259,610	254,775
Cost of service revenue	10,846	12,457	46,700	57,672
Cost of sales	73,245	72,062	306,310	312,447
Gross profit	16,193	16,732	68,786	75,370

Selling, general and administrative expenses	11,697	13,434	45,678	55,204
Goodwill and intangible asset impairment	—	26,439	—	26,439
Restructuring expense	(45)	297	2,322	2,585
Income (loss) from operations	4,541	(23,438)	20,786	(8,858)

Other (expense) income:
Interest expense	(5,638)	(5,480)	(22,439)	(29,280)
Other, net	(148)	18	(236)	223
Total other expense	(5,786)	(5,462)	(22,675)	(29,057)

Loss before income taxes	(1,245)	(28,900)	(1,889)	(37,915)
(Benefit) provision for income taxes	(57)	(6,396)	352	(8,953)

Net loss	(1,188)	(22,504)	(2,241)	(28,962)
Other comprehensive (loss) income
Change in foreign currency translation adjustment	(10)	(81)	(41)	(98)
Reclassification adjustment for losses on interest rate hedges included in net earnings, net of tax of $0, $0, $0 and $157	—	—	—	278
Total comprehensive loss	$(1,198)	$(22,585)	$(2,282)	$(28,782)

Amounts per common share:
Net loss per common share	$(0.09)	$(1.76)	$(0.17)	$(2.28)

Net loss per common share assuming dilution	$(0.09)	$(1.76)	$(0.17)	$(2.28)

Weighted average common shares outstanding	12,922,461	12,753,795	12,869,353	12,716,976

Weighted average dilutive common shares outstanding	12,922,461	12,753,795	12,869,353	12,716,976

 LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)

	Year Ended
	December 31,
	2015	2014
Operating activities:
Net loss	$(2,241)	$(28,962)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	20,404	22,459
Amortization of debt issuance cost	1,961	2,155
Goodwill and intangible asset impairment	—	26,439
Stock based compensation	1,717	2,018
Debt issuance cost write-off	—	8,466
Payments to settle interest rate derivatives	—	(793)
Deferred taxes	78	76
Other noncash items	(1,005)	686
Changes in operating assets and liabilities, net of acquired business:
Trade accounts receivable	9,624	14,270
Inventories	(1,047)	(1,101)
Prepaid expenses and other assets	325	109
Current income taxes	6,506	(5,908)
Accounts payable	(8,427)	307
Accrued expenses	4,467	8,896
Net cash provided by operating activities	32,362	49,117
Investing activities:
Additions to property, plant and equipment	(16,599)	(16,690)
Proceeds from sale of equipment	285	3,579
Net cash used by investing activities	(16,314)	(13,111)
Financing activities:
Proceeds from issuance of debt	—	250,000
Principal payments on long-term debt and notes payable	(13,276)	(235,633)
Advances on revolving line of credit	99,000	66,000
Payments on revolving line of credit	(99,000)	(102,000)
Debt issuance costs	(195)	(8,018)
Net cash used by financing activities	(13,471)	(29,651)
Net increase in cash and cash equivalents	2,577	6,355
Cash and cash equivalents, beginning of year	7,927	1,572
Cash and cash equivalents, end of year	$10,504	$7,927

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net loss	$(1,188)	$(22,504)	$(2,241)	$(28,962)
Income tax (benefit) expense	(57)	(6,396)	352	(8,953)
Depreciation and amortization	5,385	5,457	20,404	22,459
Goodwill and intangible asset impairment	—	26,439	—	26,439
Stock based compensation	648	717	3,236	2,748
Interest expense	5,638	5,480	22,439	29,280
Restructuring expense	(45)	297	2,322	2,585
Integration expense	178	261	526	818
Other, net	355	379	(1,619)	1,173
Adjusted EBITDA	$10,914	$10,130	$45,419	$47,587

Free Cash Flow (2):

Net cash provided by operating activities	$26,645	$13,101	$32,362	$49,117
Less:
Net capital expenditures	(1,269)	(3,790)	(16,314)	(13,111)

Free cash flow	$25,376	$9,311	$16,048	$36,006

1. The Company believes Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. The Company believes Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.